Exhibit 3.3

FORM OF PROPOSED

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VERTICAL COMMUNICATIONS, INC.

ARTICLE I.

The name of this corporation is Vertical Communications, Inc. (the “Corporation”).

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV.

A.	Authorized Shares. The corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of capital stock that the corporation shall have authority to issue is 270,000,000, consisting of 250,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 20,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

B.	Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C.	Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The Board of Directors is expressly authorized, at any time and from time to time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

1.	the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2.	whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3.	the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

4.	whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5.	whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6.	the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7.	any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE V.

The management of the business and the conduct of the affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws of the Corporation.

ARTICLE VI.

A.

The Corporation shall to the fullest extent permitted by Delaware law, as in effect from time to time (but, in the case of any amendment of the Delaware General Corporation Law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify each person who is or was a director or officer of the Corporation or of any of its wholly-owned subsidiaries who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, or was or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or of any of its subsidiaries, or is or was at any time serving, at the request of the Corporation, any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity (provided that such person’s actions subject to such proceeding were taken in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful), against all expense, liability and loss (including, but not limited to, reasonable out-of-pocket attorneys’ fees, judgments, fines, excise taxes or penalties with respect to any employee benefit plan or otherwise, and amounts paid or to be paid in respect of any settlement approved in advance by the Corporation, which approval shall not be unreasonably withheld) incurred or suffered by such director in connection with such proceeding; provided, however, that, except as provided in Paragraph E of this Article VI, the Corporation shall not be obligated to indemnify any person under this Article VI in connection with a proceeding (or part thereof) if such proceeding (or part thereof) was not authorized by the Board of Directors of the Corporation and was initiated by such person against (i) the Corporation or any of its subsidiaries, (ii) any person who is or was a director, officer, employee or agent of the Corporation or any of its subsidiaries and/or (iii) any person or entity which is or was controlled, controlled by, or under common control with the Corporation or has or had business relations with the Corporation or any of its subsidiaries.

B.	The right to indemnification conferred in this Article VI shall be a contract right, shall continue as to a person who has ceased to be a director of the Corporation or of any of its wholly-owned subsidiaries and shall inure to the benefit of his or her heirs, executors and administrators, and shall include the right to be paid by the Corporation the reasonable out-of-pocket fees and expenses incurred in connection with the defense or investigation of any such proceeding in advance of its final disposition; provided, however, that the payment of such expense in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or former director, and such other reasonable assurance that the Corporation may reasonably require, that such director or former director shall repay all amounts so advanced if it shall ultimately be determined that such director or former director is not entitled to be indemnified by the Corporation.

C.	The Corporation’s obligation to indemnify and to pay reasonable out-of-pocket fees and expenses in advance of the final disposition of a proceeding under this Article VI shall arise, and all rights and protections granted to directors under this Article VI shall vest, at the time of the occurrence of the transaction or event to which any proceeding relates, or at the time that the action or conduct to which any proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when any proceeding is first threatened, commenced or completed.

D.	Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the By-laws of the Corporation, no action by the Corporation, either by amendment to or repeal of this Article VI or the By-laws of the Corporation or otherwise shall diminish or adversely affect any right or protection granted under Paragraphs A through G of this Article VI to any director or former director of the Corporation or of any of its wholly-owned subsidiaries which shall have become vested as aforesaid prior to the date that any such amendment, repeal or other corporate action is taken.

E.	If a claim for indemnification and/or for payment of reasonable out-of-pocket fees and expenses in advance of the final disposition of a proceeding arising under this Article VI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the reasonable out-of-pocket fees and expenses of prosecuting such claim.

F.	The right to indemnification and the payment of reasonable out-of-pocket fees and expenses incurred in connection with the defense or investigation of a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificated of Incorporation, By-laws of the Corporation, insurance policy, agreement, vote of stockholders or disinterested directors or otherwise.

G.	In addition to the persons specified in Paragraph A of this Article VI, the Corporation may also indemnify all other persons to the fullest extent permitted by Delaware law.

H.	A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

I.	Any repeal or modification of this Article VI shall not adversely effect any right or protection of a director or officer of the Corporation with respect to any acts or omission of such director or officer occurring prior to such repeal or modification.

ARTICLE VII.

Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

ARTICLE VIII.

This Corporation shall have perpetual existence.

ARTICLE IX.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation.

ARTICLE XI.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.